EXHIBIT 99.2

KAR Auction Services, Inc.
First Quarter 2020 Supplemental Financial Information
May 7, 2020

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended March 31, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$24.1	$24.6	$(45.9)	$2.8
Add back:
Income taxes	8.8	8.1	(14.9)	2.0
Interest expense, net of interest income	0.6	13.5	23.1	37.2
Depreciation and amortization	39.1	2.7	5.9	47.7
Intercompany interest	(1.0)	(0.8)	1.8	—
EBITDA	71.6	48.1	(30.0)	89.7
Intercompany charges	1.7	—	(1.7)	—
Non-cash stock-based compensation	2.1	0.4	2.8	5.3
Acquisition related costs	1.2	—	0.2	1.4
Securitization interest	—	(11.4)	—	(11.4)
Loss on asset sales	0.5	—	—	0.5
Severance	1.3	—	0.5	1.8
Foreign currency (gains)/losses	1.8	—	(1.4)	0.4
Other	0.2	—	0.7	0.9
Total addbacks	8.8	(11.0)	1.1	(1.1)
Adjusted EBITDA	$80.4	$37.1	$(28.9)	$88.6

	Three Months Ended March 31, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$42.4	$30.5	$(57.6)	$15.3
Add back:
Income taxes	15.9	10.8	(20.2)	6.5
Interest expense, net of interest income	0.4	16.9	38.6	55.9
Depreciation and amortization	35.0	2.4	6.9	44.3
Intercompany interest	7.1	(1.2)	(5.9)	—
EBITDA	100.8	59.4	(38.2)	122.0
Intercompany charges	3.2	—	(3.2)	—
Non-cash stock-based compensation	2.4	0.5	3.7	6.6
Acquisition related costs	1.6	—	2.3	3.9
Securitization interest	—	(14.8)	—	(14.8)
Loss on asset sales	0.5	—	—	0.5
Severance	2.7	—	1.0	3.7
Foreign currency gains	(0.6)	—	—	(0.6)
IAA allocated costs	—	—	1.4	1.4
Other	0.2	—	—	0.2
Total addbacks	10.0	(14.3)	5.2	0.9
Adjusted EBITDA	$110.8	$45.1	$(33.0)	$122.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	March 31, 2020

Net income (loss)	$55.6	$35.3	$19.8	$2.8	$113.5
Less: Income from discontinued operations	28.2	0.9	4.5	—	33.6
Income from continuing operations	27.4	34.4	15.3	2.8	79.9
Add back:
Income taxes	8.7	13.2	9.3	2.0	33.2
Interest expense, net of interest income	55.0	37.2	38.3	37.2	167.7
Depreciation and amortization	47.9	46.4	50.1	47.7	192.1
EBITDA	139.0	131.2	113.0	89.7	472.9
Non-cash stock-based compensation	4.0	4.5	5.2	5.3	19.0
Loss on extinguishment of debt	—	2.2	—	—	2.2
Acquisition related costs	3.7	2.7	1.9	1.4	9.7
Securitization interest	(13.8)	(13.3)	(13.0)	(11.4)	(51.5)
Loss on asset sales	0.4	0.8	0.4	0.5	2.1
Severance	1.1	0.9	9.6	1.8	13.4
Foreign currency (gains)/losses	—	(0.4)	0.3	0.4	0.3
IAA allocated costs	0.9	—	—	—	0.9
Other	0.6	0.6	4.6	0.9	6.7
Total addbacks	(3.1)	(2.0)	9.0	(1.1)	2.8
Adjusted EBITDA	$135.9	$129.2	$122.0	$88.6	$475.7

Results of Operations

KAR Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2020	2019
Revenues
Auction fees and services revenue	$491.5	$541.9
Purchased vehicle sales	75.5	57.8
Finance-related revenue	78.5	89.9
Total revenues	645.5	689.6
Cost of services*	394.6	393.9
Gross profit*	250.9	295.7
Selling, general and administrative	162.4	175.2
Depreciation and amortization	47.7	44.3
Operating profit	40.8	76.2
Interest expense	38.0	56.5
Other income, net	(2.0)	(2.1)
Income from continuing operations before income taxes	4.8	21.8
Income taxes	2.0	6.5
Net income from continuing operations	2.8	15.3
Net income from discontinued operations	—	62.5
Net income	$2.8	$77.8
Net income from continuing operations per share
Basic	$0.02	$0.11
Diluted	$0.02	$0.11

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended March 31, 2020 and 2019
Overview
For the three months ended March 31, 2020, we had revenue of $645.5 million compared with revenue of $689.6 million for the three months ended March 31, 2019, a decrease of 6%. Businesses acquired accounted for an increase in revenue of $18.3 million or 3% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization increased $3.4 million, or 8%, to $47.7 million for the three months ended March 31, 2020, compared with $44.3 million for the three months ended March 31, 2019. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2019.

Interest Expense

Interest expense decreased $18.5 million, or 33%, to $38.0 million for the three months ended March 31, 2020, compared with $56.5 million for the three months ended March 31, 2019. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 0.7% and a decrease of $939.0 million in the average outstanding balance of corporate debt for the three months ended March 31, 2020 compared with the three months ended March 31, 2019, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019 and a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019. In addition, there was a decrease in interest expense at AFC of $3.5 million, which resulted from a decrease in incremental interest rates for the three months ended March 31, 2020, as compared with the three months ended March 31, 2019.

Income Taxes

We had an effective tax rate of 41.7% for the three months ended March 31, 2020, compared with an effective tax rate of 29.8% for the three months ended March 31, 2019. The increase in the effective tax rate was primarily attributable to lower pre-tax earnings for the three months ended March 31, 2020. Our effective tax rate for the three months ended March 31, 2020 was calculated using the discrete-period computation method by applying the actual effective tax rate as of March 31, 2020 to our pre-tax income.

Net Income from Discontinued Operations

On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the three months ended March 31, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $62.5 million, respectively. For a further discussion, reference Note 2 of the condensed notes to the consolidated financial statements.

Impact of Foreign Currency

For the three months ended March 31, 2020, fluctuations in the euro exchange rate decreased revenue by $1.4 million and had no impact on operating profit, net income and net income per diluted share. For the three months ended March 31, 2020, fluctuations in the Canadian exchange rate decreased revenue by $0.4 million and had no impact on operating profit, net income and net income per diluted share.

ADESA Results

	Three Months Ended March 31,
(Dollars in millions, except per vehicle amounts)	2020	2019
Auction fees and services revenue	$491.5	$541.9
Purchased vehicle sales	75.5	57.8
Total ADESA revenue	567.0	599.7
Cost of services*	370.7	370.7
Gross profit*	196.3	229.0
Selling, general and administrative	122.8	126.6
Depreciation and amortization	39.1	35.0
Operating profit	$34.4	$67.4

Vehicles sold	862,000	945,000
Institutional vehicles sold in North America	622,000	681,000
Dealer consignment vehicles sold in North America	212,000	241,000
Vehicles sold in Europe	28,000	23,000
Percentage of vehicles sold online	63%	57%
Conversion rate at North American physical auctions	63.3%	63.8%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$914	$875
Online only revenue per vehicle sold, excluding purchased vehicles	$163	$144

* Exclusive of depreciation and amortization

Overview of ADESA Results for the Three Months Ended March 31, 2020 and 2019
Revenue
Revenue from ADESA decreased $32.7 million, or 5%, to $567.0 million for the three months ended March 31, 2020, compared with $599.7 million for the three months ended March 31, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold, partially offset by an increase in average revenue per vehicle sold, excluding purchased vehicle sales and increased proceeds from purchased vehicle sales. Businesses acquired in the last 12 months accounted for an increase in revenue of $18.3 million, of which approximately $12.7 million was included in "Purchased vehicle sales." The decrease in revenue included the impact of decreases in revenue of $1.4 million due to fluctuations in the euro exchange rate and $0.3 million due to fluctuations in the Canadian exchange rate.

The decrease in vehicles sold was primarily attributable to a 9% decrease in institutional volume, including vehicles sold on our online only platform, as well as a 9% decrease in dealer consignment units sold for the three months ended March 31, 2020 compared with the three months ended March 31, 2019. Online sales volume for ADESA represented approximately 63% of the total vehicles sold in the first quarter of 2020, compared with approximately 57% in the first quarter of 2019. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast or DealerBlock, accounted for approximately 72% of ADESA's North American online sales volume. ADESA sold approximately 367,000 (including approximately 33,000 from TradeRev) and 367,000 (including approximately 31,000 from TradeRev) vehicles through its North American online only offerings in the first quarter of 2020 and 2019, respectively. For the three months ended March 31, 2020 and 2019, dealer consignment vehicles represented approximately 38% of used vehicles sold at ADESA physical auction locations. The volume of vehicles sold at physical auction locations in the first quarter of 2020 decreased approximately 16% compared with the first quarter of 2019. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 63.3% for the three months ended March 31, 2020, compared with 63.8% for the three months ended March 31, 2019.

Volumes sold for the three months ended March 31, 2020 were materially impacted by the restrictions placed on businesses throughout the world. Beginning the week of March 16, we experienced a significant decline in volumes, as customers began to cease operations in response to local, state and provincial directives. Year-to-date through February 29, 2020, North American volumes, excluding TradeRev, were up approximately 7% in comparison to 2019. For the first week of March 2020, North American volumes, excluding TradeRev, were up approximately 1% in comparison to 2019. In the second, third and fourth weeks of March 2020, North American volumes, excluding TradeRev, were down approximately 12%, 45% and 87%, respectively, in comparison to 2019.

Physical auction revenue per vehicle sold increased $39, or 4%, to $914 for the three months ended March 31, 2020, compared with $875 for the three months ended March 31, 2019. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary services revenue and auction fees related to higher average transaction prices, as well as a decrease in the number of vehicles sold at physical auctions.

Online only auction revenue per vehicle sold increased $53 to $259 for the three months ended March 31, 2020, compared with $206 for the three months ended March 31, 2019. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicle sales associated with the ADESA Assurance Program, the increase in TradeRev revenue and the inclusion of ADESA Europe sales. The entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $163 and $144 for the three months ended March 31, 2020 and 2019, respectively. The $19 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of ADESA Europe.

Gross Profit

For the three months ended March 31, 2020, gross profit for ADESA decreased $32.7 million, or 14%, to $196.3 million, compared with $229.0 million for the three months ended March 31, 2019. Gross profit for ADESA was 34.6% of revenue for the three months ended March 31, 2020, compared with 38.2% of revenue for the three months ended March 31, 2019. Gross profit as a percentage of revenue decreased for the three months ended March 31, 2020 as compared with the three months ended March 31, 2019 as a result of an increase in purchased vehicle sales primarily related to the acquisition of COTW and increased activity under ADESA Assurance. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicle sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 39.9% and 42.2% for the three months ended March 31, 2020 and 2019, respectively. The remaining decrease in gross profit as a percentage of revenue relates to growth in lower margin ancillary services and the shut down of the physical auctions on March 20, 2020 in response to the COVID-19 pandemic. While revenue decreased for the three months ended March 31, 2020, cost of services remained consistent, as all non-essential auction employees were paid during the 2 week closure. Businesses acquired in the last 12 months accounted for an increase in cost of services of $15.6 million for the three months ended March 31, 2020.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment decreased $3.8 million, or 3%, to $122.8 million for the three months ended March 31, 2020, compared with $126.6 million for the three months ended March 31, 2019, primarily due to decreases in incentive-based compensation of $5.4 million, marketing costs of $2.3 million, severance of $1.5 million and travel expenses of $0.9 million (as a result of travel restrictions put in place on February 28), partially offset by increases in costs associated with acquisitions of $1.9 million, information technology costs of $1.6 million, compensation expense of $0.9 million, professional fees of $0.8 million and other miscellaneous expenses aggregating $1.1 million.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2020	2019
AFC revenue	$78.5	$89.9
Cost of services*	23.9	23.2
Gross profit*	54.6	66.7
Selling, general and administrative	6.5	7.2
Depreciation and amortization	2.7	2.4
Operating profit	$45.4	$57.1

Loan transactions	448,000	461,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$155	$177
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2020 and 2019
Revenue
For the three months ended March 31, 2020, AFC revenue decreased $11.4 million, or 13%, to $78.5 million, compared with $89.9 million for the three months ended March 31, 2019. The decrease in revenue was primarily the result of a 3% decrease in loan transactions and a 12% decrease in revenue per loan transaction.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $22, or 12%, primarily as a result of an increase in provision for credit losses for the three months ended March 31, 2020. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses increased to 3.3% of the average managed receivables for the three months ended March 31, 2020 from 1.6% for the three months ended March 31, 2019.

Gross Profit

For the three months ended March 31, 2020, gross profit for the AFC segment decreased $12.1 million to $54.6 million, or 69.6% of revenue, compared with $66.7 million, or 74.2% of revenue, for the three months ended March 31, 2019. The decrease in gross profit as a percent of revenue was primarily the result of a 13% decrease in revenue and a 3% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $0.5 million and other miscellaneous expenses aggregating $0.2 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $0.7 million, or 10%, to $6.5 million for the three months ended March 31, 2020, compared with $7.2 million for the three months ended March 31, 2019, primarily as a result of decreases in incentive-based compensation of $0.4 million and stock-based compensation of $0.3 million.

Holding Company Results

	Three Months Ended March 31,
(Dollars in millions)	2020	2019
Selling, general and administrative	$33.1	$41.4
Depreciation and amortization	5.9	6.9
Operating loss	$(39.0)	$(48.3)
Overview of Holding Company Results for the Three Months Ended March 31, 2020 and 2019
Selling, General and Administrative
For the three months ended March 31, 2020, selling, general and administrative expenses at the holding company decreased $8.3 million, or 20%, to $33.1 million, compared with $41.4 million for the three months ended March 31, 2019, primarily as a result of decreases in incentive-based compensation of $3.6 million, professional fees of $2.5 million, compensation expense of $1.6 million, stock-based compensation of $0.9 million and other miscellaneous expenses of $0.8 million, partially offset by increases in information technology costs of $1.1 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

	March 31, 2020	December 31, 2019	March 31, 2019
(Dollars in millions)
Cash and cash equivalents	$293.1	$507.6	$199.4
Restricted cash	114.4	53.3	24.3
Working capital	694.1	726.8	277.5
Amounts available under the revolving credit facility*	325.0	325.0	256.5
Cash flow from operations for the three months ended	(49.2)		50.0
*There were related outstanding letters of credit totaling approximately $29.7 million, $27.4 million and $32.9 million at March 31, 2020, December 31, 2019 and March 31, 2019, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic is having a significant impact on our business. As a result, we have implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures include the following:

•We have reduced compensation expense:
▪KAR’s CEO, CFO and President have voluntarily elected to forgo 100% of their respective base salaries effective April 5, 2020 through at least June 27, 2020.
▪The remainder of KAR’s executive officers have voluntarily elected to reduce their base salaries by 50% during this period.
▪Base salaries across many levels of the organization have been temporarily reduced.
▪We furloughed approximately 11,000 employees in April 2020.
▪KAR’s board of directors voluntarily elected to forgo their cash compensation for the second quarter of 2020.
•Business travel for any reason has been prohibited.
•Non-essential services provided by third parties at our locations have generally been suspended.
•All capital projects at our physical auction locations have been delayed or canceled.
•The Company has temporarily suspended its quarterly dividend in light of the impact of the COVID-19 pandemic on its operations.
•We have negotiated the deferral of rent payments with certain landlords.
•The ADESA Assurance program was temporarily suspended.
•AFC has reduced the unused portion of certain floorplan lines with its customers.

In addition, we intend to take advantage of the Employee Retention Credit and the Federal Employer Social Security Tax Deferment provided under the CARES Act. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued worldwide disruption could materially affect our liquidity.

Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2020	2019
Net cash provided by (used by):
Operating activities - continuing operations	$(49.2)	$50.0
Operating activities - discontinued operations	—	37.5
Investing activities - continuing operations	116.7	(134.4)
Investing activities - discontinued operations	—	(21.6)
Financing activities - continuing operations	(197.2)	(13.7)
Financing activities - discontinued operations	—	(4.6)
Effect of exchange rate on cash	(23.7)	5.8
Net decrease in cash, cash equivalents and restricted cash	$(153.4)	$(81.0)

Cash flow used by operating activities (continuing operations) was $49.2 million for the three months ended March 31, 2020, compared with cash flow provided by operating activities of $50.0 million for the three months ended March 31, 2019. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as decreased profitability attributable to reduced operations beginning March 20, 2020, resulting from COVID-19 restrictions on our business, partially offset by a net increase in non-cash item adjustments.
Net cash provided by investing activities (continuing operations) was $116.7 million for the three months ended March 31, 2020, compared with net cash used by investing activities of $134.4 million for the three months ended March 31, 2019. The increase in net cash from investing activities was primarily attributable to:

•a net decrease in finance receivables held for investment of approximately $127.7 million; and
•a decrease in cash used for acquisitions of approximately $120.7 million.

Net cash used by financing activities (continuing operations) was $197.2 million for the three months ended March 31, 2020, compared with $13.7 million for the three months ended March 31, 2019. The increase in net cash used by financing activities was primarily attributable to:

•a net decrease in borrowings on lines of credit of approximately $110.6 million;
•a net decrease in book overdrafts of approximately $72.5 million;
•an increase in cash used for payments of contingent consideration of approximately $22.3 million; and
•a net decrease in the obligations collateralized by finance receivables of approximately $15.2 million;

partially offset by:

•a decrease in dividends paid to stockholders of approximately $22.0 million.